Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA OPERATING CORPORATION INCREASES

FOURTH QUARTER EARNINGS EXPECTATIONS

ADDISON, Texas, January 30, 2004 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it anticipates reporting revenue of approximately $269 million and consolidated Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) of $36 million for the quarter ended December 31, 2003. This would represent an approximate increase of 8% in revenue and 30% in Adjusted EBITDA as compared to the year-earlier period, and would bring Concentra’s Adjusted EBITDA for the full year to approximately $153 million. Concentra computes Adjusted EBITDA in the manner prescribed by its bond indentures. A reconciliation of Adjusted EBITDA to net income is provided within this press release.

Concentra stated that fourth quarter results were aided by a 4.8% increase in same-center visits to its Health Centers and the continued benefit of new customer growth in its Network Services segment. The Company also indicated that revenue trends in its Care Management business continue to show declines from the year-earlier period.

The Company currently intends to issue its formal press release regarding fourth quarter earnings on February 11th and to hold its conference call concerning its financial results at 9:00 a.m. EST on February 12th. However, to enable executives from the Company to present updated information at the JP Morgan Annual High Yield Conference in New Orleans on Tuesday, February 3rd, the Company has elected to make its preliminary expectations of financial results available to the public. The presentation being provided to investors at the conference and the Company’s conference call will be made available on the Company’s website at www.concentra.com.

Due in part to its strong operating results, an improvement of its Days Sales Outstanding to a historic low of 58 days and its seasonally strong fourth quarter operating cash flows, Concentra estimates that it produced roughly $113 million in operating cash flows during 2003. The Company also stated that it expended approximately $30 million for capital expenditures during 2003 and that it had approximately $43 million in cash and investments at the close of the year. Concentra stated that the preliminary results contained in this press release are all individually subject to material change pending the completion of the Company’s annual review and external audit of financial results.

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Concentra Announces Fourth Quarter Outlook

January 30, 2004

Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.

This press release and its incorporated schedules contain certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the completion of the Company’s review and audit of its financial results, potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Concentra Announces Fourth Quarter Outlook

January 30, 2004

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Preliminary and Unaudited Reconciliation of Net Income to Adjusted EBITDA

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net income (loss)	$(5)	$0	$29	$(4)

Provision (benefit) for income taxes	15	3	21	4
Interest expense, net	13	15	56	64
Depreciation expense	12	11	46	43
Amortization of intangibles	1	1	4	4

EBITDA	36	30	156	111

(Gain) loss on fair value of hedging arrangements	0	(1)	(10)	7
Loss on early retirement of debt	0	1	8	8
Unusual charges	0	(1)	0	(1)
Minority share of depreciation, amortization and interest	0	(1)	(1)	(2)

Adjusted EBITDA	$36	$28	$153	$123

Computations of Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) have been provided in this press release due to the use of this measure by the holders of the Company’s 13% senior subordinated notes and 9.5% senior subordinated notes, and other lenders, for purposes of determining the Company’s performance in light of its debt covenant requirements, which are stated in the Company’s debt agreements as measures that relate to Adjusted EBITDA. Adjusted EBITDA is disclosed because compliance with the liquidity covenants included in these agreements is considered material to the Company. The Company’s computations of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in its computations as compared to that of others. The Company’s measure of Adjusted EBITDA has been prepared in accordance with the requirements of the indenture that relates to its 13% senior subordinated notes and 9.5% senior subordinated notes. Adjusted EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, and it also excludes the effects of interest expense, depreciation expense, amortization expense, taxes and other items that are included when determining a company’s net income. As such, the Company would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes above. These results are preliminary and subject to change pending the Company’s completion of its review and audit of financial results for the periods presented.

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